Exhibit 5.9
Kuri Breña, Sánchez Ugarte, Corcuera y Aznar
abogados

Santiago Corcuera Cabezut	Corporativo Punta Santa Fe Torre “B”
Daniel Kuri Breña Romero de Terreros	Prol. Paseo de la Reforma No 1015, Piso 8
Jesús Sánchez Ugarte	Col. Desarrollo Santa Fe
Manuel Aznar Nicolíin	01376 México, D.F.
Gerardo Lemus Burguete	Tels: 5292-5930
Guillermo Garay Espinosa	Fax: 5292-5928
Luis Octavio Núñez Oreillana	www.ksca.com.mx
Victor Manuel Frías Garcés
Bernado Luna Gutiérrez
Antonio Casares Carrillo
January 5, 2007
Avago Technologies Finance Pte. Ltd.
1 Yishun Avenue 7
Singapore 768923
Re: Avago Technologies México, S. de R.L. de C.V.
Ladies and Gentlemen:
     We have acted as special outside Mexican counsel for Avago Technologies México, S. de R.L. de C.V., a Mexican limited liability company of variable capital (sociedad de responsabilidad limitada de capital variable) (the “Mexican Guarantor”), in connection with its participation in the issuance by Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc. and Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (collectively, the “Issuers”), of US$500,000,000 dollars (lawful currency of the United States of America) aggregate principal amount of 10 1/8% Senior Notes due 2013 (the “Fixed Rate Senior Notes”), US$250,000,000 dollars (lawful currency of the United States of America) aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Floating Rate Senior Notes,” and, together with the Fixed Rate Senior Notes, the “Senior Notes”) and US$250,000,000 dollars (lawful currency of the United States of America) aggregate principal amount of 11 7/8% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes,” and, together with the Senior Notes, the “Notes”), guaranteed by the guarantors party thereto (including the Mexican Guarantor) (the “Exchange Guarantees”) under an indenture for the Senior Notes, dated as of December 1,

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2005, as supplemented on April 11, 2006 and January 3, 2007 (the “Senior Note Indenture”), among the Issuers, the Guarantors and The Bank of New York, as trustee (the “Trustee”), and an indenture for the Senior Subordinated Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 and January 3, 2007 (the “Senior Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), among the Issuers, the Guarantors and the Trustee, as further described in the registration statement filed with the Securities and Exchange Commission on September 29, 2006 (File No. 333-137664) (as amended from time to time, the “Registration Statement”).
In such regard, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:
(a)	the charter and by-laws (acta constitutiva y estatutos sociales) of the Mexican Guarantor;
(b)	an executed version of the Registration Rights Agreement dated as of December 1, 2005 (the “Registration Rights Agreement”), by and among the Issuers, the guarantors thereof (including the Mexican Guarantor), and the Initial Purchasers, relating to the Notes;
(d)	an executed version of the Indentures;
(e)	the resolutions unanimously adopted by the partners of the Mexican Guarantor, authorizing the entering by the Mexican Guarantor, inter alia, into the Indentures, the Registration Rights Agreement and to participate and take any other action in connection with the above, including the issuance of the Exchange Guarantee provided by the Mexican Gurarantor and granting special powers of attorney for such purposes, and
(f)	such other documents and certificates as we have deemed necessary or convenient for purposes of this opinion.
     The Indentures and the Registration Rights Agreement are collectively referred to as the “Transaction Documents.” Capitalized terms used herein without definition shall have the definition assigned to them in the Purchase Agreement.

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     In rendering the opinions contained herein, we have assumed, without independent investigation or verification: (a) the authenticity of all documents submitted to us as originals, (b) the conformity to the original documents of all documents submitted to us as copies, (c) the genuineness of all signatures on all documents submitted to us, and (d) the Notes and the Exchange Guarantees will be issued in exchange for the outstanding 10-1/8% Senior Notes due 2013, Senior Floating Rate Notes due 2013 and 11-7/8% Senior Subordinated Notes due 2015 and the guarantees thereof, on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as Exhibit 99.1 to the Registration Statement. We have also relied, with respect to certain factual matters, on the representations and warranties contained in the Transaction Documents and in certificates from the Board of Managers or officers of the Mexican Guarantor.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of opinion that:
     1. The Transaction Documents, to which the Mexican Guarantor is a party, have been duly authorized by appropriate corporate action of the Mexican Guarantor, and
     2. The Exchange Guarantee provided by the Mexican Guarantor has been duly authorized by appropriate corporate action by the Mexican Guarantor.
     We have not been asked to express any opinion, and we do not express any opinion (whether express or implied) as to the legality, validity, binding effect or enforceability of the Transaction Documents, including the Exchange Guarantee provided by the Mexican Guarantor.
     We are admitted to practice in the United Mexican States, and we express no opinion as to matters governed by any laws other than the laws of the United Mexican States currently in effect. In particular, we do not purport to pass on any matter governed by the laws of Singapore or the laws of the United States of America or any of its constituent States.
     We are furnishing this opinion to you for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to

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applicable securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement, and to the reference to our firm included under the heading “Legal Matters” in the prospectus contained therein. This opinion may not be relied upon by any other person or for any other purpose. It may not be used, circulated, quoted or otherwise referred to for any other purpose.
Very truly yours,
Kuri Breña, Sanchez Ugarte, Corcuera Y Aznar, S.C.